Exhibit 99.2

scite Acquisition FAQ - Investors

November 27, 2023

Research Solutions (NASDAQ: RSSS) has announced today that we have acquired scite. The addition of scite to the Research Solutions family is an exciting milestone, marking our company's continued growth through strategic acquisitions. Aligning perfectly with our mission, scite empowers research-intensive organizations to accelerate their research efforts.

We certainly cannot anticipate every question, so if you receive questions that are detailed in nature or otherwise cannot be answered based on the information below, please direct these inquiries to Steven Hooser (shooser@threepa.com) or John Beisler (jbeisler@threepa.com) at our Investor Relations Firm, Three Part Advisors.

scite Facts:

•	The company was founded in 2018 and is based in Brooklyn, New York.
•	The company’s innovative platform helps researchers search for, screen, cite, and evaluate scientific content.
•	Through advanced citation and sentiment analysis, scite's platform enhances search and discovery, provides efficient insights for publications, and deeply integrates into customer workflows for richer data insights.
•	With an index of over one billion Smart Citations, researchers can quickly grasp relevance and scientific consensus. Additionally, scite's AI Assistant enables rapid synthesis of this information into various formats, linked to citations, that are transparent and trustworthy.
•	The company is used by students and researchers from around the world. It is partly funded by the National Science Foundation and the National Institute on Drug Abuse of the National Institutes of Health.
•	The company currently has several product features and resources in the market:
o	Assistant by scite - AI-powered research partner
o	Search - Search Citation Statements directly for relevant facts and insights
o	Custom Dashboards - Track trends and get insights from groups of papers
o	Reference Check - Screen manuscripts as you write to ensure you're using high-quality references.
o	Browser Extension - Take the power of scite wherever you read research online
o	Badge - Embed the free scite Citation or Section Badge into your website
•	You can learn more at www.scite.ai.

Research Solutions Facts:

•	Founded in 2006, Research Solutions empowers research-intensive organizations to accelerate innovation.
•	The company services 1,200 academic, corporate, and government customers in over 60 vertical markets across North America, Europe, and Asia.
•	The company has 150+ employees and services and sells direct in North America and Europe.

Q&A:

Q: Why did we acquire scite?

A: Following our acquisition of ResoluteAI in July, we have continued to strengthen our growth roadmap with the recent acquisition of scite.

By harnessing scite's advanced AI and Machine Learning models, Research Solutions transforms their search and discovery solutions for a global product-led growth strategy.

Their impressive expansion, particularly in the B2C and academic sectors, demonstrates their momentum. Furthermore, scite's profitability showcases their efficiency and resilience in a competitive market, solidifying Research Solutions' position and sustaining our upward trend.

This is part of our broader strategy to build an increasingly comprehensive technology stack to empower innovators and researchers through improved accessibility and enhanced efficiency.

Q: What are the benefits of this acquisition?

A: There are several benefits of this acquisition: accelerating market share growth, expanding our customer base, specifically in the academic market, and leveraging scite’s AI technology to enable corporate upsell opportunities, as well as B2C2B opportunities.

This strategic step will further strengthen Research Solutions' product offerings and unlock new possibilities for existing and prospective customers. scite brings a steadily expanding customer base, including approximately 21,000 active subscribers in the B2C segment. Additionally, scite proudly serves a diverse array of B2B customers, including corporate entities, academic institutions, and government agencies.

Additionally, this acquisition presents a unique opportunity for cross-selling and upselling, driving platform revenue growth. It enables us to offer our existing customers a comprehensive suite of research tools, enhancing both corporate and academic workflows from start to finish.

Finally, the annualized value of scite's B2C and B2B software subscription revenue, some of which is monthly and some annual, is $3.6 million.

Q: What are the deal terms?

A: The enterprise value at close was $14.8M (approximately 4.11x the annualized value of their software subscriptions). Consideration at close was reduced by $0.1M to treat the cost to service scite’s outstanding deferred revenue balance as debt and the closing consideration was approximately 50% in cash and 50% in stock. In addition, the cash at close was also subject to certain adjustments and holdbacks in accordance with the Merger Agreement. scite has the opportunity for additional earnout consideration.

The earnout calculation will be based on scite’s product Ending Annual Recurring Revenue (as defined in the Merger Agreement) as measured 18 months from the close date multiplied by 3.5, minus the enterprise value at close ($14.8M). The payment of the earnout will be 50% in cash and 50% in stock, in equal quarterly installments over the two-year period following the earnout calculation.

Q: What is the financial profile of scite?

A: The company operates a subscription software business with annual B2B subscriptions totaling approximately $0.4M and subscriptions for B2C customers, which are primarily individual researchers, with an equivalent annualized value of $3.2M. The company has a double-digit growth rate, is profitable, and is cash flow positive. We anticipate the business will continue to run profitably and cash flow positive post close.

Q: What immediate changes can I anticipate?

A: In the short term, you will see many of our marketing and other external communications co-branded between the two companies. In the coming weeks, we plan on combining all the products and solutions onto the Research Solutions website.

Q: Will we continue to go to market as Research Solutions?

A: In the short term, we will maintain both names and websites. Over the coming months, we will integrate the scite products and solutions in the Research Solutions product family. For the time being, we will retain the scite name as part of the product suite.

Q: What does this mean for scite’s product development?

A: scite will continue to develop and innovate its products. Over the coming months, the two companies will work together to:

•	Integrate scite with the Research Solutions product portfolio to provide a seamless user experience for existing and future customers and end-users.
•	Build bundled solutions across the Innovation Value Chain to deliver greater value across the end-to-end workflow for researchers.

Q: How can customers learn more about Research Solutions or scite?

A: In the short term, the best source for information regarding scite’s solutions can be found at www.scite.ai. The best source for information regarding Research Solutions can be found at www.researchsolutions.com. More details on the acquisition can be found in our press release: https://researchsolutions.investorroom.com/news

Q: Will there be any pricing changes?

A: We do not anticipate any price changes at this time.

Media inquiries can be directed to Joseph Tracy, Vice President of Marketing, at jtracy@reprintsdesk.com.